EXHIBIT 36

             SECOND ACT OF AMENDMENT OF THE SHAREHOLDERS' AGREEMENT
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Between PIRELLI S.P.A., with headquarters in Milan, viale Sarca 222, Euro capital of 1,043,203,199.48, recorded with the Registry of Companies of Milan, tax and VAT identification number 00886890151, in the person of the Chairman of the Board of Directors, Dr. Marco Tronchetti Provera, holding the necessary powers of attorney pursuant to the decision of the Board of Directors of July 28, 2001 (hereinafter "Pirelli")

                                                   - party of the first part -

and EDIZIONE HOLDING S.p.A., with headquarters in Treviso, Calmaggiore 23, Euro capital of 47,160,256, recorded with the Registry of Companies of Treviso under No. 13945, tax and VAT identification number 00778430264, in the person of the Chairman of the Board of Directors, Mr. Gilberto Benetton, holding the necessary powers of attorney (hereinafter "Edizione")

                                                  - party of the second part -

                                    recitals

        (a) Pirelli and Edizione signed a Shareholders' Agreement (the "Agreement") on August 7, 2001 concerning, among other things, the discipline of the mutual relationships as shareholders of Olimpia S.p.A.;

        (b) Edizione Finance International S.A. has been subrogated in the rights and obligations of Edizione under the Agreement pursuant to
            Article III thereof and, as such, signs this Act ("Edizione
            Finance");

        (c) On September 14, 2001, Pirelli, Edizione and Edizione Finance decided to amend Article XIII of the Agreement, leaving the rest firm and unchanged by executing an act of amendment (the "Act of Amendment");

        (d) leaving all other provisions of the Agreement firm and unchanged, and with reference to the Definitions contained in Article I thereof, leaving the Act of Amendment firm and unchanged; by this act (the "Second Act of Amendment") the Parties intend to amend
            Article X of the Agreement, to make the clauses under letters (a) and (b) consistent with the actual will of the Parties;

       with these recitals, effective as of the date of this Second Act of
        Amendment, the Parties decide that Article X of the Agreement, as amended by the Act of Amendment, must be deemed amended by the adoption of the new language indicated below.


                                    ARTICLE X
                             COLLATERAL ACQUISITIONS

10.01 Commitment of the Parties. For the entire term of this Agreement, be it original or renewed, the Parties, including through their respective subsidiaries and/or parent companies, pursuant to Art. 2359, paragraph one of the Civil Code, may not acquire or own common shares, bonds convertible to Olivetti shares and/or warrants, which give the right to purchase shares or bonds convertible to Olivetti shares (the "Bonds") issued, or to be issued, by Olivetti or by the Olivetti Companies (nor acquire voting rights in Olivetti common shares under any status).



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10.02 Derogation. In derogation to the provisions set forth in paragraph 10.01 above, each of the Parties, with communication sent to the other Party at the same time, may acquire Bonds, including for the purpose of derivative financial instruments existing on today's date or to be issued subsequently (the "Derivatives"). The Party acquiring the Bonds referred to in and governed by this paragraph will be obligated to send timely periodic written reports to the other Party, monthly, indicating the number, load prices and date of the operation concerning the Bonds.

10.03 Possible conversion. The Party owning or otherwise receiving the Bonds may exercise the respective conversion right, after communication is issued to the other Party at least 60 (sixty) days in advance, only to the extent that the amount of the Olivetti shares obtained from the conversion itself (possibly increased by the number of Olivetti shares owned as of the same date, arising from prior conversions of Bonds), does not exceed, after the conversion, the percentage of the capital of Olivetti corresponding to the difference between 28.74% and the percentage of the holding of the Company in the voting capital in Olivetti at the time of the conversion, without prejudice for the right of the Company to convert the Bonds owned as of the execution date of this Agreement. Said limit may be exceeded with the approval of the other Party--which may not be unreasonably withheld--without prejudice to complying with the applicable floors in matters of OPA [take-over bid].

10.04 Acquisition right. (a) In the event referred to in paragraph 10.03 above, the other Party will have the right to acquire, and the Party which exercised the conversion right will have the obligation to sell, shares of the same nature and type as those arising from the exercise of the conversion of the Bonds, to the extent that said shares are divided between the Parties, respecting the original proportions of the Parties' holdings in the capital of the Company (80 (eighty)% Pirelli - 20 (twenty)% Edizione).

(b) The acquisition right must be exercised, under penalty of lapse, within thirty (30) days from the date on which the Party which exercised the conversion right reported it to the other Party, also indicating the price of the shares calculated by the methods indicated in items (c) or (d) below, as the case may be, enclosing the respective back-up documentation.

(c) The acquisition price will be equal to the average cost incurred (including accrual) for the acquisition of the Bonds converted, plus interest calculated annually at Euribor 12 months, at the value date of each disbursement, plus 150 base points, from the time of the acquisition of the Bonds to the time of the closing of the purchase and sale of the shares arising from the conversion, after deducting the capital amount, as of the date of each collection, of the certificates of the other Party's Bonds collected within the same period of time. The Parties will equally share the costs and charges of the purchase and sale operation.

(d) In the event of acquisition of Bonds for Derivatives purposes, the acquisition price of the shares arising from the conversion of such Bonds will be equal to the algebraic sum of the cash flows paid or collected under the terms of the Derivatives contracts, plus interest calculated annually at the rate indicated in the respective contracts or, in the absence thereof, at Euribor 12 months, at the value date of each disbursement or collection, plus 150 base points, from the time of the actual payment, or collection, of each cash flows until the time of the purchase and sale of the shares arising from conversion. The costs and charges of the purchase and sale operation will be equally shared by the Parties.

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10.05 Commitment of the Company. Unless otherwise agreed upon in writing between the Parties, the Company may not acquire Olivetti common shares (or exercise conversion or acquisition or subscription rights in Olivetti common shares arising from the bonds and warrants outstanding or newly issued) so as to exceed the current OPA floor, currently established at 30% (thirty percent), taking into account for this purpose the effect of the own shares held directly and indirectly by Olivetti S.p.A., as set forth in the current laws and regulations, including the regulations issued by CONSOB.



Milan, February 13, 2002


PIRELLI S.p.A.                        EDIZIONE HOLDING S.p.A.


                                      EDIZIONE FINANCE INTERNATIONAL S.A.


















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